AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 19th day of March, 2018 (the “Amendment Effective Date”) by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Ram Krishnan, an individual (the “Executive” and together with the Company, the “Parties”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A. The Company and the Executive entered into that certain Employment Agreement (the “Agreement”) dated as of August 21, 2014.

B. The Parties desire to amend certain provisions of the Agreement in the manner reflected herein, effective as of the Amendment Effective Date.

C. The Executive desires to continue employment on the terms and conditions set forth in the Agreement as amended by this Amendment.

D. The Nominating and Corporate Governance/Compensation Committee (the “of the Board of Directors of the Company (the “Board”) has determined and approved the amendment of the Agreement in the manner reflected herein.

E. Capitalized terms not defined in this Amendment have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows, effective as of the Amendment Effective Date:

1.	Compensation.

1.1	Section 2.1 of the Agreement is hereby amended by adding that for the calendar years 2018, 2019 and 2020, the Executive’s Base Salary shall be at the annualized rate of Three Hundred Fifty Thousand Dollars ($350,000).

1.2	Section 2.2 of the Agreement is hereby amended by adding the following at the end of the first paragraph of Section 2.2: “The level of achievement of performance metrics will be determined and approved by Board (or its nominating and corporate governance/compensation committee) in its sole discretion. The Executive’s target potential Incentive Bonus amount for the 2018, 2019 and 2020 calendar years shall be set at 75% of the Executive’s Base Salary. The performance objectives for the Incentive Bonus for each calendar year will be determined by no later than March 31 of the current year (e.g., the Incentive Bonus for the calendar year 2018 shall be determined no later than March 31, 2018).”

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1.3	Section 2.2 of the Agreement is hereby further amended by adding the following as a new paragraph at the end of Section 2.2: “In lieu of the Incentive Bonus, if the Company’s CEO and CFO and the nominating and corporate governance/compensation committee of the Board agree, the Executive shall instead be eligible to receive a spot bonus in an amount to be determined by the Board (or its nominating and corporate governance/compensation committee) in its sole discretion.”

1.4	Section 2.3(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

(e) “Intentionally Omitted”

1.5	Section 2.3 of the Agreement is hereby amended by inserting the following provision as a new section 2.3(f):

(f) Stock Unit Grant. Subject to the other terms of this Section 2.3 and to the terms and conditions set forth in the Amended 2010 Performance Incentive Plan, a copy of which is attached hereto as Exhibit C (the “Amended 2010 Performance Incentive Plan”), the Company will grant to the Executive stock units representing Twenty-Five Thousand (25,000) shares of the Company’s common stock (the “Stock Units Grant”). The Stock Units Grant will vest in accordance with, and otherwise be subject to, the terms of an Amended 2010 Performance Incentive Plan Stock Unit Agreement (the “Stock Unit Agreement”) to be entered into by the Company and the Executive on or about the date hereof, a form of which has been provided to the Executive.

1.6	The following section shall be added as new section 2.4 to the Agreement:

2.4	Change in Control Incentive. In the event of a Change in Control (as defined in Section 4.4) and provided that the Executive is employed by the Company through the effective date of the Change in Control, then 100% of the then unvested portion of the Stock Units Grant and of the options described in Section 2.3 that are then outstanding will vest and, if applicable, become exercisable as of immediately before such effective date.

2.	Benefits. Section 3.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.3	Paid Time Off. During the Period of Employment, the Executive shall be permitted time off in accordance with the Company’s PTO policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

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3.	Termination.

3.1	Section 4.2 of the Agreement is hereby amended as follows:

(a)	Section 4.2(c) is hereby amended by deleting each occurrence (3 occurrences in total) of the phrase “six (6) months” and replacing each with the phrase “nine (9) months”.

(b)	Section 4.2(d) is hereby deleted in its entirety and replaced with the following: “Intentionally Omitted.”

3.2	Section 4.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)	This Section 4.3 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. Notwithstanding any provision in this Agreement to the contrary, as a condition precedent to any Company obligation to the Executive pursuant to Section 4.2(b) and Section 4.2(c), or any agreement or obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall (i) upon or promptly following his Separation Date, sign and not revoke a general release agreement in a form prescribed by the Company (the “General Release”), and provided further that such general release agreement is executed and becomes effective no later than forty-five (45) days following the Executive’s Separation Date and (ii) at the Board’s request, provide the Company with a written resignation from the Board and all of its committees. The Company shall have no obligation to make any payment to the Executive pursuant to Section 4.2(b) or Section 4.2(c) unless and until the general release agreement contemplated by this Section 4.3 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations and, at the Board’s discretion, the Executive shall have tendered the written resignation from the Board and its committees as contemplated above.

(b)	The Executive agrees that the General Release will include a complete release of all known and unknown claims pursuant to California Civil Code Section 1542 and will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 4.2(b) or Section 4.2(c), that the payments contemplated by Section 4.2 and Section 4.2(c) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment, not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 4.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

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4.	Certain Defined Terms.

4.1	Section 4.4(a) of the Agreement is hereby amended in its entirety to read as follows:

(a)	As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid personal time off) on or before the Separation Date; and

(ii) any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive on or before the Separation Date.

4.2	Section 4.4(c) of the Agreement is hereby amended in its entirety to read as follows: “As used herein, “Change in Control” (i) has the meaning given to such term in the NTN Buzztime, Inc. 2010 Performance Incentive Plan attached hereto as Exhibit C with respect to the options described in Section 2.3; and (ii) has the meaning given to such term in the Amended 2010 Performance Incentive Plan with respect to the Stock Units Grant.”

5.	Protective Covenant. Section 7 of the Agreement is hereby amended by deleting the phrase “include any activities in the fields of electronically simulated trivia and sports games or interactive television efforts in the hospitality industry,” and replacing it with the phrase “include any activities in the fields of electronically simulated trivia, sports games or other interactive experiences (e.g., advertising, single player arcade games), or tableside order and payment in the hospitality industry,”.

6.	Counterparts. This Amendment may be executed in any number of electronic or original counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

8.	Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or in the original Agreement shall include the terms contained in this Amendment.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the first date set forth above.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Steve Mitgang
Name:	Steve Mitgang
Title:	Chairman, Nominating and Corporate
Governance/Compensation Committee

“EXECUTIVE”

/s/ Ram Krishnan
Ram Krishnan

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